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                                                            EXHIBIT 10.73

                            STOCK PURCHASE AGREEMENT


                This STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into by and among Honda Motor Co., Ltd., a Japanese corporation ("Honda"), Energy Conversion Devices, Inc., a Delaware corporation ("ECD"), and Ovonic Battery Company, Inc., a Delaware corporation ("Ovonic Battery").

                WHEREAS, agreement was reached in Tokyo, Japan on March 18, 1996 between Honda and ECD for ECD to sell and convey to Honda and Honda to purchase from ECD, 100 shares of common stock, par value $.01 per share (the "Ovonic Battery Common Stock"), of Ovonic Battery and this agreement was confirmed in a letter dated March 29, 1996 from Honda to ECD.

                WHEREAS, simultaneously with the execution of the Agreement, and in order to induce Honda to purchase such shares, ECD, Ovonic Battery and Honda are entering into a Registration Rights Agreement (the "Registration Rights Agreement") in the form of Exhibit A hereto, and Honda, Honda R&D Co., Ltd., ECD and Ovonic Battery are entering into a Testing and Cooperation Agreement (the "Testing and Cooperation Agreement") in the form of Exhibit B hereto (collectively, the "Ancillary Agreements").

                NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                1. Purchase and Sale of Shares. On the terms and subject to the conditions set forth in this Agreement, ECD hereby sells to Honda, and Honda hereby purchases from ECD, 100 shares of Ovonic Battery Common Stock (such 100 shares of Ovonic Battery Common Stock, together with any additional shares of Ovonic Battery Common Stock issued or distributed in respect of such shares by way of a dividend, stock split or otherwise or acquired by way of a recapitalization or otherwise, are herein referred to as the "Shares") free and clear of all liens, claims and encumbrances ("Liens").

                2. Purchase Price. The purchase price being paid by Honda for the purchase of the Shares is U.S. $4.5 million.

                3. Delivery of Shares. Simultaneously with the execution and delivery of this Agreement, ECD is delivering to Honda a stock certificate or certificates evidencing the Shares.

                4. Representations and Warranties With Respect to Ovonic Battery. ECD and Ovonic Battery jointly and severally represent and warrant to Honda as follows:

                        (a) Ovonic Battery is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Ovonic Battery is qualified to do business as a foreign corporation in each jurisdiction in which it is required to
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be qualified, except jurisdictions in which the failure to qualify, in the aggregate, would not have a material adverse effect on the business, operations, properties, prospects or condition (financial or otherwise) of Ovonic Battery. Ovonic Battery has delivered to Honda complete copies of its certificate of incorporation and by-laws as in effect on the date hereof.

        (b) Ovonic Battery has all corporate power and authority necessary to enable it to enter into this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. All corporate actions necessary to authorize Ovonic Battery to enter into this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder have been taken. Each of this Agreement and the Ancillary Agreement to which Ovonic Battery is a party has been duly executed by Ovonic Battery and constitutes a valid and binding agreement of Ovonic Battery, enforceable against Ovonic Battery in accordance with its terms.

        (c) The execution or delivery by Ovonic Battery of each of this Agreement and the Ancillary Agreements to which Ovonic Battery of is a party and the performance of its obligations hereunder and thereunder do not and will not violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, the certificate of incorporation or by-laws (or comparable documents) of Ovonic Battery, any agreement or instrument to which Ovonic Battery is a party or by which it is bound, any law, or any order, rule or regulation of any court or governmental authority having jurisdiction over Ovonic Battery or any of its properties.

        (d) The only authorized stock of Ovonic Battery is 10,000 shares of Ovonic Battery Common Stock. The Shares are being conveyed to Honda free and clear of all Liens. Each of the Shares has been duly authorized and validly issued and is fully paid and nonassessable. Other than the options to acquire six percent (6%) of the outstanding shares (currently, 186 shares) of Ovonic Battery Common Stock held by Stanford R. Ovshinsky, Ovonic Battery has not issued any options, warrants or convertible or exchangeable securities, and is not a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, Ovonic Battery to sell or issue any of its stock. ECD owns 3,000 shares of Ovonic Battery Common Stock subject to a proxy in favor of Stanford R. Ovshinsky, free and clear of all Liens, Sanoh Industrial Co. Ltd. owns 100 shares of Ovonic Battery Common Stock and there are no other shares of Ovonic Battery Common Stock issued and outstanding. All of the outstanding shares of Ovonic Battery Common stock have been duly authorized and validly issued and are fully-paid and nonassessable.

        (e) No governmental filings, authorizations, approvals or consents, or other governmental action, are required to permit Ovonic Battery to perform its obligations under this Agreement and the Ancillary Agreements to which Ovonic Battery is a party.

        (f) As of the date hereof, there are no corporations or other entities of which Ovonic Battery owns directly or indirectly 50% or more of the equity (each such corporation or other entity, for all purposes of this Agreement, a "subsidiary" of Ovonic Battery).



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                (g)  The unaudited financial statements (including the footnotes thereto) of Ovonic Battery at June 30, 1992, 1993, 1994 and 1995, and for the one-year periods ended on those dates, and the unaudited financial statements (including the footnotes thereto) of Ovonic Battery at December 31, 1995, and for the six-month period ended on that date, copies of which are included in
Exhibit 4-G, were prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the financial condition, results of operations and changes in cash flows of Ovonic Battery at the dates, and for the periods, to which they relate. Ovonic Battery does not have any obligation or liability (contingent or otherwise) except (i) as reflected in the financial statements (including the footnotes thereto) included in Exhibit 4-G and (ii) for commitments and obligations made, or liabilities incurred, in the ordinary course of its business consistent with past practice, none of which is material, either individually or in the aggregate, to the financial condition or results of operations of Ovonic Battery.

                (h) Since December 31, 1995, (i) there has not been any material adverse change in the financial condition or results of operations of Ovonic Battery compared with the financial condition of Ovonic Battery at December 31, 1995, or the results of operations of Ovonic Battery for the same period of the prior year, (ii) Ovonic Battery has conducted its business in the ordinary course and in the same manner in which it was conducted prior to December 31, 1995, (iii) Ovonic Battery has not made any distributions, dividends, loans or advances or otherwise repurchased any of its capital stock,
(iv) Ovonic Battery has not made any borrowings other than intercompany borrowings in the ordinary course of business and consistent with past practice,
(v) there has not been any material adverse change, or any event of which any officer of ECD or Ovonic Battery is aware which could reasonably be expected to cause a material adverse change, in the business, operations, properties, prospects or condition (financial or otherwise) of Ovonic Battery, (vi) Ovonic Battery has not sold or otherwise disposed of any of its assets other than sales of inventory or fixed assets which have come to the end of their useful life in the ordinary course of business consistent with past practice, (vii) Ovonic Battery has not acquired any assets, properties, capital stock or business of any person except for inventory or equipment acquired in the ordinary course of business, and (viii) Ovonic Battery has not merged or consolidated with any other person or changed or agreed to rearrange in any manner the character of its business.

                (i) Ovonic Battery has all material licenses and permits from all governmental authorities which are necessary or useful to permit Ovonic Battery to conduct its business as being conducted at the date of this Agreement. Ovonic Battery is not in violation or default (and no event which, with notice of lapse of time or both would constitute a default has occurred) in any material respect under its certificate of incorporation or by-laws, any agreement or instrument to which it is a party or by which it is bound, any law, or any order, rule or regulation of any court or governmental authority having jurisdiction over its properties.

                (j) Ovonic Battery owns all its assets free and clear of any Liens other than (i) the lien of taxes not yet due or other statutory liens relating to governmental obligations which are not yet due and (ii) liens described in the ECD Reports (as hereinafter defined). The


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assets of Ovonic Battery are sufficient to enable it to operate its business after the date hereof substantially as it is being conducted on the date of this Agreement.

                (k) All Tax Returns (as defined below) required to be filed with respect to Ovonic Battery have been timely filed. All Taxes (as defined below) required to be shown on such Tax Returns or otherwise due have been timely paid. No adjustments to such Tax Returns have been proposed. For the purposes of this Agreement, the term "Taxes" means all taxes (including, but not limited to, withholding taxes), assessments, fees, levies and other governmental charges, and any related interest or penalties. For the purposes of this Agreement, the term "Tax Return" means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

                (l) Ovonic Battery is not a party to any suit or proceeding in any court, or by or before any governmental authority, nor has any officer of ECD or Ovonic Battery been notified that any suit or proceeding is threatened against any Ovonic Battery other than (x) suits or proceedings in which the other party seeks only money damages of less than $10,000 in each instance and less than $50,000 as to all excluded suits and proceedings, (y) suits or proceedings disclosed in the ECD Reports or (z) the MBI Litigations (as defined in the Testing and Cooperation Agreement).

                (m) Ovonic Battery has complied in all material respects with all the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and of the Internal Revenue Code of 1986 as amended (the "Code"), with regard to each of the employee benefit plans under which it is providing compensation or benefits to any of its employees or is otherwise considered an employer for purposes of ERISA or the Code. Each such plan that is subject to Title IV of ERISA has no "amount of unfunded benefit liabilities" (as defined in ERISA) as of the end of its most recently completed plan year and the date hereof. Ovonic Battery does not have or expect to have any liability under Title IV of ERISA, or have or expect to have any of its property subject to a lien under ERISA or Section 401(a)(29) of the Code.

                (n) Ovonic Battery has not received any notice of material noncompliance or material liability under any Federal, state or local environmental laws or regulations relating to real property owned or leased by Ovonic Battery.

                (o) Except as described in Exhibit 4-G and the ECD Reports, Ovonic Battery does not have any indebtedness to any of its Affiliates (as hereinafter defined) and none of such persons has any indebtedness to or other claims against, contractual commitments to or otherwise provides property or services to, Ovonic Battery and none of such indebtedness, claims, commitments or property or services has existed or been provided since the December 31, 1995 except on terms no less favorable than could be obtained from an unaffiliated third party on an arms' length basis. For purposes of this Agreement, "Affiliate" shall mean any person directly or indirectly controlling, controlled by or under direct or indirect common control with ECD or Ovonic Battery and shall include (a) a director or beneficial holder of at least 10% of the then outstanding capital stock of ECD or Ovonic Battery and family members

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of any such person, (b) any person of which ECD or Ovonic Battery (or other specified person) or an Affiliate (as defined in clause (a) above) of ECD or Ovonic Battery (or other specified person) shall, directly or indirectly, either beneficially own at least 10% of the then outstanding equity securities or constitute at least a 10% equity participant, and (c) in the case of a specified person who is an individual, family members of such person.

                (p) No representation or warranty made by ECD and Ovonic Battery in this Section 4 contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made.

        5. Representations and Warranties as to ECD. ECD and Ovonic Battery jointly and severally represent and warrant to Honda as follows:

                (a) ECD and each of its subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be. ECD and each of its subsidiaries is qualified to do business as a foreign corporation or other entity in each jurisdiction in which it is required to be qualified, except jurisdictions in which the failure to qualify, in the aggregate, would not have a material adverse effect on the business, operations, properties, prospects or condition (financial or otherwise) of ECD and its subsidiaries, taken as a whole. ECD has delivered to Honda complete copies of its certificate of incorporation and by-laws as in effect on the date hereof.

                (b) ECD has all corporate power and authority necessary to enable it to enter into this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. All corporate actions necessary to authorize ECD to enter into this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder have been taken. Each of this Agreement and the Ancillary Agreements has been duly executed by ECD and constitutes a valid and binding agreement of ECD, enforceable against ECD in accordance with its terms.

                (c) The execution or delivery of this Agreement and the Ancillary Agreements by ECD and the performance of its obligations hereunder and thereunder will not violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, the certificate of incorporation or by-laws (or comparable documents) of ECD or any of its subsidiaries, any agreement or instrument to which ECD or any of its subsidiaries is a party or by which any of them is bound, any law, or any order, rule or regulation of any court or governmental authority having jurisdiction over ECD or any of its subsidiaries or any of its or their properties.

                (d) No governmental filings, authorizations, approvals, or consents, or other governmental action, are required to permit ECD to perform its obligations under this Agreement and the Ancillary Agreements.


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                (e)     Each of ECD's Annual Reports on Form 10-K for fiscal
years June 30, 1993, 1994 and 1995, and Quarterly Reports on Form 10-Q for the periods ended September 30, 1995 and December 31, 1995 (collectively, the "ECD Reports"), including the documents incorporated by reference in each of the ECD Reports, contains all the information required to be included in it and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements included in the ECD Reports were prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied, and present fairly the consolidated financial position, consolidated results of operations and changes in stockholders' equity and cash flows of ECD and its subsidiaries at the dates, and for the periods, to which they relate. Since December 31, 1995, ECD has made all disclosures about its activities and financial condition required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules under the Exchange Act. Since December 31, 1995 there has not been any material adverse change, or any event of which any officer of ECD, Ovonic Battery or any of its subsidiaries is aware which could reasonably be expected to cause a material adverse change, in the business, operations, properties, prospects or condition (financial or otherwise) of ECD and its subsidiaries, taken as a whole.

        6. Representations and Warranties of Honda. Honda represents and warrants to each of Ovonic Battery and ECD as follows:

                (a) Honda is a corporation duly organized, validly existing and in good standing under the laws of Japan.

                (b) Honda has all corporate power and authority necessary to enable it to enter into this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. All corporate actions necessary to authorize Honda to enter into this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder have been taken. This Agreement and the Ancillary Agreements have been duly executed by Honda and are valid and binding agreements of Honda, enforceable against Honda in accordance with their terms.

                (c) The execution and delivery of this Agreement or of the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements will not violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, the articles of incorporation or regulations of Honda, any agreement or instrument to which Honda is a party or by which it is bound, any law, or any order, rule or regulation of any court or governmental authority having jurisdiction over Honda or any of its properties.

                (d) No governmental filings, authorizations, approvals or consents, or other governmental action, are required to permit Honda to perform its obligations under this Agreement and the Ancillary Agreements, except for the notification required under the Japanese Foreign Exchange Control Law.

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                (e)     Honda is an "accredited investor," as that term is
defined in Regulation D of the Securities Act of 1933, as amended. Honda is acquiring the Shares for its own account for the purpose of investment and not with a view to the resale or distribution thereof, and Honda has no present intention of selling, negotiating or otherwise disposing of the Shares, except as otherwise provided in this Agreement. It has been provided with all information regarding Ovonic Battery it deems necessary in connection with its decision to purchase the Shares. It has such knowledge and experience in business and financial matters so as to enable it to evaluate the risks and merits of an investment in the Shares.

        7. Covenants of Ovonic Battery and ECD. ECD and Ovonic Battery jointly and severally covenant that:

                (a) None of Ovonic Battery or any of its subsidiaries shall, without the prior consent of the holders of a majority of the Shares, engage in any transactions with any of its Affiliates on terms less favorable than those that would be available from an unaffiliated third party on an arm's-length basis.

                (b) Upon the request of Honda, and for so long as Honda and its affiliates shall own not less than fifty percent (50%) of the Shares, Honda may nominate a representative of Honda to serve as a director on Ovonic Battery's Board of Directors and ECD shall vote all its shares of Ovonic Battery Common Stock in favor of the election of such Honda representative and ECD and Ovonic Battery shall take any other actions reasonably required to cause such election to occur.

                (c)     Ovonic Battery will deliver to the holders of the
Shares:

                        (i) As soon as practicable, and in any event within 50 days after the closing of each of the first three quarterly periods of Ovonic Battery in each fiscal year, (a) a consolidated balance sheet of Ovonic Battery and its subsidiaries as of the end of such period, and (b) consolidated statements of operations and changes in stockholders equity and cash flows of Ovonic Battery and its subsidiaries for such period, and certified by the principal financial officer of Ovonic Battery as having been prepared in accordance with GAAP applied consistently throughout the periods reflected therein (except as otherwise disclosed in reasonable detail therein);

                        (ii) As soon as practicable, and in any event within 105 days after the close of each fiscal year of Ovonic Battery (a) a consolidated balance sheet of Ovonic Battery and its subsidiaries as of the end of such fiscal year, and (b) consolidated statements of operations and changes in stockholders equity and cash flows of Ovonic Battery and its subsidiaries for such fiscal year, all of the foregoing to be prepared in accordance with GAAP and certified by the principal financial officer of Ovonic Battery as having been prepared in accordance with GAAP applied consistently throughout the periods reflected therein (except as otherwise disclosed in reasonable detail therein);

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                                (iii)   Such other information, reports,
statements and information as such holders may from time to time reasonably request.

                        (d) Ovonic Battery will not, without the prior written consent of the holders of a majority of the Shares, make any change in its authorized capital stock or otherwise amend its certificate of incorporation or by-laws so as to impair, prejudice or otherwise adversely affect any right, privilege or benefit to which the holders of the Shares are entitled.

                        (e) Should Honda wish to sell the Shares, ECD and Ovonic Battery agree to assist Honda in placing the Shares. In addition, Ovonic Battery and ECD agree to negotiate in good faith with Honda to exchange such Shares (i) if Honda so requests, for credit on upfront fees for new business transactions from time to time between Honda and any of its affiliates with either ECD or Ovonic Battery until such time as the credit equals Honda's entire $4.5 million payment for the Shares (it being agreed Honda may use part of the Shares for partial credits), (ii) if Honda so requests, for a 5% share of actual cash royalties received by Ovonic Battery after the exchange (which may only be made with respect to all of the Shares) until such time as Honda recoups its entire $4.5 million payment for the Shares or (iii) for any combination of clause (i) or clause (ii) above mutually agreeable to Honda, Ovonic Battery and ECD.

                8.      Restrictions on Transfer; Right of First Refusal.

                        (a) Except as provided in Paragraph 8(b), until Ovonic Battery becomes a reporting company pursuant to Section 13 or 15 of the Exchange Act, Honda shall not sell, assign, transfer, encumber or otherwise dispose of any Shares to any person unless:

                                (i)     Honda shall have received a bona fide
offer in writing from an unaffiliated third party (a "Bona Fide Offer"), which Bona Fide Offer shall provide for the purchase of the Shares in exchange for cash and Honda shall have first given written notice (the "Transfer Notice") to ECD stating Honda's intention to transfer all or a portion of the Shares pursuant to the Bona Fide Offer, the number of shares that Honda proposes to transfer, the name and address of the proposed transferee and the offered purchase price per share of the Shares to be transferred and the manner of payment therefor. The Transfer Notice shall be accompanied by a copy of the Bona fide Offer.

                                (ii)    Upon the giving of a Transfer Notice,
ECD shall have the irrevocable and exclusive option, but not the obligation, to purchase all (but not less than all) of the Shares to be transferred. Such option shall be exercised by so notifying Honda within 20 days of the delivery of the Transfer Notice. Failure by ECD to deliver the notice required by this Paragraph 8(a)(ii) shall be deemed an election not to purchase the Shares proposed to be sold.

                                (iii)   In the event that ECD shall fail to
give a notice provided for in Paragraph 8(a)(ii) or ECD shall elect to purchase less than all of the Shares to be transferred, the election, if any, made pursuant to said Paragraph shall be null and void and shall have no


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force and effect; whereupon Honda may accept the Bona Fide Offer and effect the proposed transfer with respect to said Shares on the terms of such Bona Fide Offer within a period of 60 days following the delivery of the Transfer Notice (the "Third Party Closing Date"). If the proposed transfer is not completed on or before the Third Party Closing Date, then the Bona Fide Offer shall be deemed withdrawn and no Transfer shall be effected except pursuant to a new
Bona Fide Offer and otherwise in accordance with this Paragraph 8.

                (iv) Unless Honda and ECD otherwise agree, if the Shares to be transferred are purchased by ECD pursuant to this Paragraph 8, then such purchase shall be completed (the "Paragraph 8 Closing") at the principal executive offices of Ovonic Battery, at 10:00 A.M. local time on the date 120 days following the delivery of the Transfer Notice (the "Paragraph 8 Closing Date"). Any Shares purchased by ECD pursuant to this Paragraph 8 shall be purchased at a purchase price per share equal to the purchase price per share set forth in the Bona Fide Offer and ECD shall pay the purchase price in the manner set forth in the Bona Fide Offer as disclosed in the Transfer Notice. At the Paragraph 8 Closing, Honda shall deliver, duly endorsed for transfer with all required stock transfer tax stamps affixed thereto, certificates for all of the Shares being purchased and sold at such Paragraph 8 Closing.

                (b) Notwithstanding anything contained in this Paragraph 8 to the contrary, Honda may sell, assign, transfer or otherwise dispose of the Shares (i) to any of its affiliates (provided that such affiliate agrees to be bound by the provisions of this Paragraph 8), (ii) to ECD or Ovonic Battery as described in Paragraph 7(e) or (iii) in connection with any public offering of equity securities by Ovonic Battery pursuant to the Registration Rights Agreement.

                (c) Any Shares sold by Honda pursuant to a Bona Fide Offer shall not be subject to the transfer restrictions and right of first refusal described in this Paragraph 8 after the date of such sale.

                (d) The certificates for the Shares shall be stamped or otherwise imprinted with a legend in substantially the following form until such time as the securities law restrictions set forth therein shall no longer be applicable:

        The shares evidenced by this certificate have not been registered under the Securities Act of 1933 (the "Act"), as amended, and may not be sold or transferred in the absence of such registration or an exemption therefrom under the Act.

                (e) Until (i) Ovonic Battery becomes a reporting company pursuant to Section 13 or 15 of the Exchange Act or (ii) with respect to any Shares, such Shares are sold by Honda pursuant to a Bona Fide Offer, the certificates for the Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

        The shares evidenced by this certificate are subject to certain transfer restrictions set forth in a Stock Purchase Agreement by and



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                among Honda Motor Co., Ltd., Energy Conversion Devices, Inc.,
                and Ovonic Battery Company, Inc.

                9. Tag Along. Until Ovonic Battery becomes a reporting company pursuant to Section 13 or 15 of the Exchange Act, ECD shall not voluntarily sell, assign, transfer or otherwise dispose of any shares of Ovonic Common Stock owned by ECD to any third party, if as a result thereof ECD would own less than a majority of the outstanding shares of Ovonic Battery Common Stock, unless such transfer is made in accordance with the following provisions:

                        (a) The proposed transfer must be made pursuant to a bona fide offer in writing from an unaffiliated third party (an "ECD Offer"). In addition, ECD must afford each holder of the Shares the opportunity to sell, in the same transaction contemplated by the ECD Offer, at the same price and on the same terms, a number of Shares not less than the product of (x) the quotient of the number of Shares held by such holder divided by the total number of shares of Ovonic Battery Common Stock then held by ECD and all holders of the Shares multiplied by (y) the number of shares of Ovonic Common Stock to be sold by ECD pursuant to such ECD Offer. ECD will not consummate such transaction if the prospective transferee(s) declines to allow the participation of the holders of the Shares as contemplated above.

                        (b) Each holder of the Shares shall, within 20 days of the date of delivery of ECD's notice pursuant to subparagraph (a), notify ECD of its election to sell its Shares pursuant to Paragraph 9(a). The failure by any holder to deliver a notice pursuant to this Paragraph 9(b) shall be deemed an election by such holder not to sell the Shares owned by such holder.

                10. Preemptive Rights. At any time that Shares shall be issued and outstanding, and until Ovonic Battery becomes a reporting company pursuant to Section 13 or 15 of the Exchange Act, Ovonic Battery shall not issue any shares of its capital stock or any securities convertible into or exchangeable for shares of its capital stock, or enter into any agreement in respect of the offering, sale or issuance of shares of its capital stock or such convertible or exchangeable securities, other than: (A) if such offering, sale or issuance is in connection with a transaction pursuant to which Ovonic Battery offers to each holder of the Shares the right to participate proportionately according to its Pro Rata Share (as hereinafter defined) as of the date of such proposed offering, sale or issuance and on the same terms and conditions (any such offered shares or convertible or exchangeable securities are collectively referred to as "Offered Securities"); (B) at any time in connection with the offering, sale or issuance of any capital stock of Ovonic Battery under a registration statement as provided for in the Registration Rights Agreement; or (C) issuances of Ovonic Common Stock pursuant to the exercise of the options now held by Mr. Ovshinsky as described in Paragraph 4(d). Any right granted pursuant to clause (A) of the preceding sentence shall be exercisable by written notice to Ovonic Battery ("Acceptance Notices") given within 30 days (the "Acceptance Period") after receipt by the holders of the Shares of written notice of such proposed offering, sale or issuance (the "Issuance Notice"). If any holder of Shares shall fail to respond to Ovonic Battery within the Acceptance Period, such failure shall be deemed to be a rejection of such holder's right to



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
participate in the purchase of the securities to be issued; provided, however, that the failure by any holder to participate in such offering, sale or issuance with respect to one offering, sale or issuance of Offered Securities shall not affect such holder's rights to participate in any subsequent offering sale or issuance. "Pro Rata Share" shall mean, as of any date, the ratio of the number of Shares then held by each holder thereof to the total number of shares of Ovonic Common Stock then outstanding.

                11.     Indemnification.

                        (a) ECD and Ovonic Battery shall jointly and severally indemnify Honda and its officers, directors, employees, agents, affiliates, successors and assigns in respect of, and hold each of them harmless from and against, any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including, without limitation, interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment)("Losses") suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any inaccuracy or breach of any representation or warranty or failure to perform any covenant or agreement on the part of ECD or Ovonic Battery contained in this Agreement, any Ancillary Agreement or any documents delivered pursuant hereto or thereto.

                (b) Honda shall indemnify ECD and Ovonic Battery and their respective officers, directors, employees, agents, affiliates, successors and assigns in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any inaccuracy or breach of any representation or warranty or failure to perform any covenant or agreement on the part of Honda contained in this Agreement, any Ancillary Agreement or any documents delivered pursuant hereto or thereto.

                12.     Miscellaneous.

                        (a) Honda, Ovonic Battery and ECD will each pay its own expenses in connection with the transactions which are the subject of this Agreement, including legal fees.

                        (b) Honda, Ovonic Battery and ECD will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement, except that nothing in this Paragraph will prevent any party from making any statement when and as required by law or by the rules of any securities exchange or securities trading system on which securities of that party or an affiliate are traded.

                        (c) This Agreement contains the entire agreement among Honda, Ovonic Battery and ECD relating to the transactions which are the subject of this Agreement, all prior negotiations, understandings and agreements among Honda, Ovonic Battery and ECD are superseded by this Agreement, and there are no representations, warranties, understandings or agreements concerning the transactions which are the subject of this Agreement other than those expressly set forth in this Agreement.

                (d) All covenants, agreements, representations and warranties made by the parties herein or pursuant hereto shall survive the consummation of the transactions contemplated hereby.

                (e) The captions of the articles and paragraphs of this Agreement are for reference only, and do not affect the meaning or interpretation of this Agreement.

                (f) Neither this Agreement nor any right of any party under it may be assigned by any other party without the prior consent of the other parties hereto; except that Honda may assign its rights under this Agreement (other than Section 7(c)) to any person who acquires Shares without violation of this Agreement.

                (g) Any notice or other communication under this Agreement must be in writing and will be deemed given when delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), or on the third business day after the day on which mailed by Federal Express or similar express delivery service from within the United States of America (in the case of ECD and Ovonic Battery) or Japan (in the case of Honda), to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

        If to ECD and Ovonic Battery:

                Energy Conversion Devices, Inc.
                1675 West Maple Road
                Troy, Michigan 48084
                Attn: Stanford R. Ovshinsky
                      President
                Facsimile No.: 810-280-1456

                Ovonic Battery Company, Inc.
                1707 Northwood Drive
                Troy, Michigan 48084
                Attn: Subhash K. Dhar
                      President
                Facsimile No.: 810-280-0332

        If to Honda:

                Honda Motor Co., Ltd.
                No. 1-1.2-Chome
                Minamigoyama
                Minato-ku, Tokyo 107, Japan
                Attn: Hiroyuki Yoshino
                      Executive Vice President
                Facsimile No.: 011-81-4-8462-5080



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        (h)     This Agreement will be governed by, and construed under, the laws of the State of Michigan relating to contracts made and to be performed in that state.

        (i) This Agreement may be amended only by a document in writing signed each party hereto.

        (j) This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.


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
        IN WITNESS WHEREOF, Honda, Ovonic Battery and ECD have executed this Agreement, intending to be legally bound by it, as of the 14th day of May, 1996.


                              HONDA MOTOR CO., LTD.



                              By: H. Yoshino
                                 ------------------------------------
                                  Name: Hiroyuki Yoshino
                                  Title: Executive Vice President

                              ENERGY CONVERSION DEVICES, INC.



                              By: Stanford R. Ovshinsky
                                 -------------------------------------
                                  Name: Stanford R. Ovshinsky
                                  Title: President & Chief Executive Officer

                              OVONIC BATTERY COMPANY, INC.



                              By: Robert C. Stempel
                                 -------------------------------------
                                  Name: Robert C. Stempel
                                  Title: Chairman